Exhibit 10.18

Loan Agreement
(Translated Version)

Party A: Shandong Institute of Biological Products

Party B: Shandong Taibang Biological Products Co., Ltd. Party C: Logic Express Ltd.

Due to various acquisition activities of plasma stations in 2006 of Party B, Party B and Party has reached the following terms for the purpose of meeting Party A working capital requirement.

1.     Party A is willing to lend to Party B in the amount RMB5,271,146.07 deriving from the dividend payment of Party B.

2.     Period: Loan period is from September 1, 2006 to August 31, 2007. If Party A receives the transformation document in an earlier date, Party A shall notify Party B the actual repayment date 15 days in advance.

3.     Interest: 6% p.a. payable on a monthly basis i.e. RMB26,350 per month. Interest for September to November 2006 in the amount of RMB51,105, net of RBM14,000 already paid, shall be settled in November 2006. From December 2006 onward, monthly interest of RMB26,350 shall be paid in due course.

4.     Guarantee: Party C guarantees Party A for Party B using its shares in Party B as collateral.

5.     Legal responsibility: If Party B does not pay the interest on time, Party B has the right to request Party B to repay the loan principal before maturity date. If Party B does not repay the principal and interest within the requested period, Part B shall charge 0.05% per day penalty accruing from the end of the requested period. If Party B still does not pay the full amount of the penalty, Party C shall transfer its shares in Party B according the corresponding amount of shares to Party A. Party A shall be entitled the right of the corresponding amount of shares immediately.

6.     Others: Any dispute arising from this Agreement shall be negotiated by all Parties. If all Parties cannot reach an agreement, it shall be settled with the Taian City Arbitration Committee.

7.     Each Party shall retain one copy of this Agreement.

Signed and sealed by:

Shandong Institute of Biological Products

Shandong Taibang Biological Products Co., Ltd

Logic Express Ltd

Date: November 30, 2006